Exhibit 10.13





                          1995 INCENTIVE PLAN


	In March 1995, the Joint Compensation Committee (the "Joint Committee") of the
Boards of Directors of Riggs National Corporation and The Riggs National Bank
of Washington, D.C. ("Riggs-Washington") recommended, and the Board of Directors approved, an incentive component (the "1995 Incentive"), developed in conjunction with the implementation of a market based compensation system for Riggs-Washington.  The 1995 Incentive will be based on the Corporation's achievement of targeted levels of return on average assets for 1995 and the executive's individual performance.


	All executive officers except Messrs. Allbritton, Bollerer and Coughlin will be eligible to receive cash bonus payments of up to 36% of the market value of their respective positions, depending on the Corporation's achievement of targeted levels of return on average assets and their achievement of individual performance appraisal scores.  As part of the 1995 Incentive, selected executive officers excluding Messrs. Allbritton,
Bollerer and Coughlin also are eligible to receive stock options (to be granted under the Corporation's 1993 or 1994 Stock Option Plan, each approved by shareholders) in amounts equal to 40% of the market value of their respective positions.


	Messrs. Allbritton, Bollerer and Coughlin also are eligible to receive incentives on the same basis as the other executive officers, except that the maximum amount which may be awarded to such officers is 150%, 100% and 50% of their 1995 base salary, respectively. There is no stock option component part of the incentive plan applicable to Messrs. Allbritton, Bollerer and Coughlin.


	If targeted profitability levels are met, bonus payments under the 1995 Incentive would be made in 1996; eligible officers must be employed by the Corporation or Riggs-Washington on the date the bonus payment is made in 1996 to receive the 1995 bonus.